MathStar, Inc. Announces First Quarter 2007 Financial Results

Revenues of $92,000; First Production Qualified FPOA's Shipped

HILLSBORO, Ore., May 1 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), a fabless semiconductor company specializing in high-performance programmable logic, today announced results for its first quarter, ended March 31, 2007. Revenues were $92,000, compared with $7,000 in the fourth quarter of 2006 and $8,000 reported in the same period last year. Net loss per share was $0.26 in the first quarter of 2007, compared with $0.28 per share in the fourth quarter of 2006 and $0.28 in the first quarter 2006. "We shipped our first production FPOA's in the first quarter," said Doug Pihl, president and chief executive officer. "MathStar's 1 GHz part is up to four times faster than any other programmable logic device on the market today, clearly making it the performance leader," he said. "We are encouraged by the strong interest from customers, particularly in the professional video market, for our FPOA products.

"MathStar recently announced an agreement with Arrow Electronics, one of the world's largest electronics distributors, as our global supply chain partner. This partnership gives us a fully deployed global sales channel to support our customers from the design and prototyping stage to production, in the Americas, Europe and Asia Pacific," he said.

The company reported first quarter gross margins of 25 percent.

Research and development expenses increased $299,000 or 11% to $3.1 million, up from the $2.8 million reported in the same quarter a year ago. The increase is the result of increased payroll costs and additional engineering material. The increase was somewhat offset by lower EDA contract and engineering services expenses.

For the three months ended March 31, 2007, selling, general and administrative expenses increased $260,000 or 12 percent to $2.5 million, compared with $2.2 million in the same period a year ago. The increase was primarily the result of advertising and promotional costs, consulting fees and other administrative costs. These increases were partially offset by a reduction of employee-related expenses.

The company will present a full business update during a conference call today, Tuesday, May 1, at 1:30 p.m. PDT. To listen to the call, please dial 303-262-2004 or 866-249-5225 (toll free). A replay of the call will be available on the company's website: www.mathstar.com.

About MathStar, Inc.

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar's Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

MathStar, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31,	March 31,
	2006	2007
	(in thousands, except
	per shareamounts)
Assets
Current assets
Cash and cash equivalents	$12,891	$6,531
Restricted cash	103	104
Accounts receivable	14	61
Inventory	610	671
Prepaid expenses and other current assets	1,231	1,004
Total current assets	14,849	8,371
Property and equipment, net	621	648
Other assets	144 85
Total assets $15,614	$9,104

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,791	$783
Accrued expenses	1,206	1,113
Total liabilities	2,997	1,896
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value; 10,000
shares authorized; no shares issued
and outstanding	-	-
Common stock, $0.01 par value; 90,000
shares authorized; 20,922 and 20,937
shares issued and outstanding at
December 31, 2006 and March 31, 2007,
respectively	209	209
Additional paid-in capital	118,545	118,583

Accumulated deficit	(106,137)	(111,584)
Total stockholders' equity	12,617	7,208
Total liabilities and stockholders' equity	$15,614	$9,104

MathStar, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2006	2007
	(in thousands, except
	per share amounts)

Revenue	$8	$92
Cost of goods sold	2	69
Gross margin	6	23
Operating expenses:
Research and development	2,826	3,125
Selling, general and administrative	2,202	2,462
	5,028	5,587
Operating loss	(5,022)	(5,564)
Interest income	190	119
Interest expense	-	-
Other income, net	-	(2)
Net loss from continuing operations	(4,832)	(5,447)
Loss from discontinued operations	-	-
Net loss	$(4,832)	$(5,447)

Basic and diluted net loss per share	$(0.28)	$(0.26)
Weighted average basic and diluted
shares outstanding	16,972	20,897

SOURCE MathStar, Inc.
-0-                                      05/01/2007
/CONTACT: Alexis Pascal, or Deb Stapleton, both of Stapleton
Communications, +1-650-470-4209/
/Web site: http://www.mathstar.com/
(MATH)